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                     February 8, 2022

       Mala Murthy
       Chief Financial Officer
       Teladoc Health, Inc.
       2 Manhattanville Road, Suite 203
       Purchase, New York 10577

                                                        Re: Teladoc Health,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 30, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-37477

       Dear Ms. Murthy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences